PROSPECTUS SUPPLEMENT No. 1	Filed pursuant to Rule 424 (b) (3)
(TO PROSPECTUS DATED JULY 8, 2003)	Registration No. 333-106605

7,502,942 Shares

PhotoMedex, Inc.

Common Stock

This prospectus supplement no. 1 supplements the prospectus dated July 8, 2003 of PhotoMedex, Inc., related to the offer and sale from time to time by certain selling securityholders of our common stock.

You should read this prospectus supplement no. 1 in conjunction with the prospectus dated July 8, 2003, which should be delivered with this prospectus supplement no. 1. This prospectus supplement no. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus dated July 8, 2003, including any amendments or supplements thereto. This prospectus supplement no. 1 is qualified by reference to the prospectus dated July 8, 2003, except to the extent that the information provided by this prospectus supplement no. 1 supersedes information contained in the prospectus dated July 8, 2003.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of the prospectus dated July 8, 2003.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, AS AMENDED AND SUPPLEMENTED, TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is July 25, 2006

The information in the table appearing under the heading “Selling Stockholders” on page 21 of the prospectus July 8, 2003 is amended by adding the information below with the respect to persons not previously listed in the prospectus dated July 8, 2003, or in any amendments or supplements hereto, and by superseding the information with respect to persons previously listed below. Unless otherwise noted, the following table contains information supplied to us by the selling securityholders named in the table on or prior to July 24, 2006. Information about the selling securityholders may change from time to time and if necessary, we may amend or further supplement the prospectus dated July 8, 2003 accordingly.

Selling Stockholders	Shares	Shares Underlying Warrants or Options	Total Shares(1)

CLSP, L.P. (2)	0	142,849	142,849
CLSP II, L.P. (2)	0	122,650	122,650
CLSP SBS/I, L.P. (2)	0	53,278	53,278
CLSP SBS/II, L.P. (2)	0	18,337	18,337
CLSP Overseas, Ltd. (2)	0	104,063	104,063
Corsair Capital Partners, L.P. (3)	802,691	247,794	1,050,485
Corsair Long Short International, Ltd. (3)	27,400	12,500	39,900
Amir L. Ecker(4)	30,000	7,500	37,500
The Ecker Family Partnership(4)	15,000	3,750	18,750
Carolyn Wittenbraker (5)	15,000	3,750	18,750
Richard A. Jacoby	12,500	0	12,500
Joseph G. Sprague	20,000	5,000	25,000
Neil Sukonik (6)	0	7,500	7,500
Sukonik Realty, LP(6)	0	7,500	7,500
Crestview Capital Master LLC(7)	0	43,106	43,106
Robert A. and Julie D. Berlacher(8)	0	50,000	50,000
Insignia Partners, L.P. (8)	0	75,000	75,000
Porter Partners, L.P. (9)	0	25,000	25,000
Wardenclyff Micro-Cap Fund, L.P	0	14,706	14,706
Lynda Claytor(10)	0	15,000	15,000
Anthony Hitschler(10)	0	75,000	75,000
Fred T. Brumbaugh	0	15,000	15,000
Selwyn Partners L.P.	0	12,500	12,500
Senvest Master Fund L.P.	72,000	29,500	101,500
Senvest International LLC	0	29,500	29,500
Bruhar Investments, Ltd.	0	2,500	2,500
Robert G. Somers, M.D.	0	3,750	3,750

TOTAL	994,591	1,127,033	2,121,624
______
(1)
The number of shares indicated in the table reflects the number of shares and shares underlying warrants or options, as the case may be, which remain the subject of this prospectus supplement with respect to each of the selling stockholders, of the date for which information was provided with respect to such selling stockholders. The statement below regarding beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to warrants or options currently exercisable or exercisable within 60 days of July 24, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. The warrants which relate to certain of the shares registered in this prospectus supplement will be exercisable until November 28, 2008. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table: (i) as of the date of this prospectus supplement, will, assuming the sale of all of the shares registered in this prospectus supplement, beneficially own less than 1% of the issued and outstanding common stock and the number of shares indicated in such footnotes as being beneficially owned by such stockholders, (ii) will, assuming the sale of all of the shares registered in this prospectus supplement, beneficially own the number of shares indicated in such footnotes as being beneficially owned by such stockholders and not registered in this prospectus supplement, (iii) do not beneficially own any shares of common stock other than the shares registered in this prospectus supplement or as may be disclosed in public filings with the Securities and Exchange Commission, or Commission, or otherwise known to us, and (iv) have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name, except as may be otherwise disclosed in public filings with the Commission. Percentage of ownership is based on 52,625,491 shares of common stock outstanding as of July 24, 2006.

(2)
CLSP, L.P., CLSP II, L.P., CLSP/SBS I, L.P. and CLSP/SBS II, L.P. (the “CLSP Partnerships”) are each private investment partnerships, the sole general partner of which is Cooper Hill Partners, LLC. As the sole general partner of the CLSP Partnerships, Cooper Hill Partners, LLC has the power to vote and dispose of any shares of common stock held by each of the CLSP Partnerships and, accordingly, may be deemed to be the beneficial owner of such shares. Pursuant to an investment advisory contract, Cooper Hill Partners, L.P. has the power to vote and dispose of any shares of common stock held by CLSP Overseas, Ltd. and, accordingly, may be deemed to be the beneficial owner of such shares. Cooper Hill Partners, LLC and Cooper Hill Partners, L.P. are under common control. As of the date of this prospectus supplement, the CLSP Partnerships and CLSP Overseas, Ltd. (collectively, the “Cooper Hill Entities”) held of record no shares of common stock. The foregoing information has been derived from the last Schedule 13G filed on behalf of certain of the Cooper Hill entities, on February 14, 2005 and on information available from our transfer agent. The address of the Cooper Hill entities is 767 Third Avenue, New York, NY 10017.

(3)
As of the date of this prospectus supplement, we believe that the Corsair Reporting Persons, defined below, owned or otherwise controlled 3,158,500 shares of common stock and warrants to purchase up to 260,294 shares. Certain of the shares are held in various denominations by Corsair Capital Partners, L.P., a Delaware limited partnership ("Corsair Capital Partners"), Corsair Long Short International, Ltd., a Cayman Islands exempted company ("Corsair International"), Corsair Select, L.P., a Delaware limited partnership ("Corsair Select"), Corsair Capital Partners 100, L.P., a Delaware limited partnership ("Corsair 100"), Corsair Capital Investors, Ltd., a Cayman Islands exempted company ("Corsair Investors", and together with Corsair Capital Partners, Corsair International, Corsair Select and Corsair 100, the "Corsair Entities"), each of which are private investment funds. Corsair Capital Management, L.L.C. ("Corsair Capital Management") is the investment manager of each of the Corsair Entities, and also is the manager of certain other separately managed accounts which hold 487,307 additional shares. As the investment manager of the Corsair Entities, and the manager of such other separate accounts, Corsair Capital Management has the power to vote and/or dispose of those shares of common stock held by such persons and accordingly, may be deemed to be the beneficial owner of such shares. Jay R. Petschek ("Petschek") and Steven Major ("Major," and together with the Corsair Entities, Corsair Capital Management and Petschek, the "Corsair Reporting Persons") are the controlling principals of Corsair Capital Management. Mr. Major beneficially owns 21,100 additional shares of common stock. Accordingly, the Corsair Reporting Persons may collectively be deemed to be the beneficial owners of 3,418,794 shares of common stock, including 3,158,500 shares of common stock and warrants to purchase up to 260,294 shares. Neither the use of the terms "Corsair Entities" or "Corsair Reporting Persons" nor the aggregation of ownership interests by the Corsair Reporting Persons, as described herein, necessarily implies the existence of a group for purposes of Section 13(d)(3) of the Exchange Act or any other purpose. The foregoing information has been derived from a Schedule 13G filed on behalf of certain of the Corsair Reporting Persons, on February 14, 2006. The address of the Corsair Reporting Persons is 350 Madison Avenue, 9th Floor, New York, NY 10017.

(4)
As of the date of this prospectus supplement, Amir L. Ecker, The Ecker Family Partnership, Maria T. Ecker, and Amir L. Ecker and Maria T. Ecker, Joint Tenants, collectively owned of record an additional 234,573 shares of common stock that are not registered in this prospectus supplement.

(5)	As of the date of this prospectus supplement, Ms. Wittenbraker owned of record an additional 6,000 shares of common stock that are not registered in this prospectus supplement.

(6)
As of the date of this prospectus supplement, Mr. Sukonik and Sukonik Realty, L.P. owned collectively of record an additional 22,830 shares of common stock that are not registered in this prospectus supplement.

(7)
Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of those securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired by CCM to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities. As of the date of this prospectus supplement, Crestview Capital Master LLC owned an additional 85,300 shares of common stock that are not registered in this prospectus supplement.

(8)	Robert A. and Julie D. Berlacher, holding as joint tenants, and Insignia Partners, L.P. are the assignees of warrants previously held by CDC Derivatives, Inc.

(9)
As of the date of this prospectus supplement, Porter Partners, L.P. owned of record an additional 106,022 shares of common stock and a warrant for an additional 62,500 shares of common stock that are not registered in this prospectus supplement.

(10)	Anthony Hitschler and Lynda Claytor are husband and wife, holding their shares in separate accounts.